UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)



                               VaxGen, Inc.
                 _________________________________________

                             (Name of Issuer)

                               Common Stock
                 _________________________________________

                      (Title of Class of Securities)

                                 922390208
                 _________________________________________

                              (CUSIP Number)

                              July 22, 2005
                 _________________________________________

          (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922390208                 SCHEDULE 13G                 Page 2 of 11


1   Name of Reporting Person                 MEDCAP MANAGEMENT & RESEARCH LLC

    IRS Identification No. of Above Person                         94-3411543

2   Check the Appropriate Box if a member of a Group                 (a)  [ ]

                                                                     (b)  [ ]
3   SEC USE ONLY

4   Citizenship or Place of Organization                             DELAWARE

   NUMBER OF       5    Sole Voting Power                           1,808,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                                 0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                      1,808,680
  PERSON WITH
                   8    Shared Dispositive Power                            0

9   Aggregate Amount Beneficially Owned by Each Reporting Person    1,808,680

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares                                                                [ ]

11  Percent of Class Represented by Amount in Row 9                      6.1%

12  Type of Reporting Person                                               IA

CUSIP No. 922390208                 SCHEDULE 13G                 Page 3 of 11


1   Name of Reporting Person                             MEDCAP PARTNERS L.P.

    IRS Identification No. of Above Person                         94-3412423

2   Check the Appropriate Box if a member of a Group                 (a)  [ ]

                                                                     (b)  [ ]
3   SEC USE ONLY

4   Citizenship or Place of Organization                             DELAWARE

   NUMBER OF       5    Sole Voting Power                           1,199,980
    SHARES
 BENEFICIALLY      6    Shared Voting Power                                 0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                      1,199,980
  PERSON WITH
                   8    Shared Dispositive Power                            0

9   Aggregate Amount Beneficially Owned by Each Reporting Person    1,199,980

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares                                                                [ ]

11  Percent of Class Represented by Amount in Row 9                      4.1%

12  Type of Reporting Person                                               PN

CUSIP No. 922390208                 SCHEDULE 13G                 Page 4 of 11


1   Name of Reporting Person                          MEDCAP MASTER FUND L.P.

    IRS Identification No. of Above Person                         98-0437526

2   Check the Appropriate Box if a member of a Group                 (a)  [ ]

                                                                     (b)  [ ]
3   SEC USE ONLY

4   Citizenship or Place of Organization                       CAYMAN ISLANDS

   NUMBER OF       5    Sole Voting Power                             608,700
    SHARES
 BENEFICIALLY      6    Shared Voting Power                                 0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                        608,700
  PERSON WITH
                   8    Shared Dispositive Power                            0

9   Aggregate Amount Beneficially Owned by Each Reporting Person      608,700

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares                                                                [ ]

11  Percent of Class Represented by Amount in Row 9                      2.1%

12  Type of Reporting Person                                               PN

CUSIP No. 922390208                 SCHEDULE 13G                 Page 5 of 11


1   Name of Reporting Person                                    C. FRED TONEY

    IRS Identification No. of Above Person

2   Check the Appropriate Box if a member of a Group                 (a)  [ ]

                                                                     (b)  [ ]
3   SEC USE ONLY

4   Citizenship or Place of Organization                        UNITED STATES

   NUMBER OF       5    Sole Voting Power                           1,808,680
    SHARES
 BENEFICIALLY      6    Shared Voting Power                                 0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                      1,808,680
  PERSON WITH
                   8    Shared Dispositive Power                            0

9   Aggregate Amount Beneficially Owned by Each Reporting Person    1,808,680

10  Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares                                                                [ ]

11  Percent of Class Represented by Amount in Row 9                      6.1%

12  Type of Reporting Person                                            IN/HC

CUSIP No. 922390208                 SCHEDULE 13G                 Page 6 of 11


Item 1(a). Name of Issuer:

           VaxGen, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           1000 Marina Blvd., Suite 200
           Brisbane, CA  94005-1841

Item 2(a). Names of Persons Filing:

           MedCap Management & Research LLC ("MMR")

           MedCap Partners L.P. ("Partners")

           MedCap Master Fund L.P. ("Master Fund")

           C. Fred Toney

Item 2(b). Address of Principal Business Office or, if none, Residence:

           The principal business address of MMR, Partners and Toney is 500 Third Street, Suite 535, San Francisco, CA 94107.

           The principal business address of Master Fund is c/o ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive, George Town, Grand Cayman, Cayman Islands.

Item 2(c). Citizenship:

           Reference is made to item 4 of pages two (2), three (3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            922390208

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c);

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

CUSIP No. 922390208                 SCHEDULE 13G                 Page 7 of 11


           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

           (e) <F1>[X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

           (g) <F2>[X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with  240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

           This Schedule 13G restates and amends the previous Schedule 13G filed with the Securities and Exchange Commission on May 11, 2005 by the Reporting Persons which incorrectly aggregated the securities held by Partners and Master Fund listed in Items 5-9 on pages three (3) and four
(4) of the previous Schedule 13G.

           Reference is hereby made to Items 5-9 and 11 of pages two (2), three (3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

           Partners is the record owner of 1,199,980 shares of the Issuer's common stock and Master Fund is the record owner of 608,700 shares of the Issuer's common stock (collectively, the "Securities"). MMR as general partner and investment manager of Partners and investment manager of Master Fund and C. Fred Toney as managing member of MMR may be deemed to beneficially own the Securities owned by Partners and Master Fund in that they may be deemed to have the power to direct the voting or disposition of the shares.

           Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that either MMR or Mr. Toney is, for any purpose, the beneficial owner of any such Securities to which this Schedule relates, and MMR and Mr. Toney disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

<F1>MMR is an investment adviser.
<F2>C. Fred Toney is a control person.

CUSIP No. 922390208                 SCHEDULE 13G                 Page 8 of 11


           Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

           The calculation of percentage of beneficial ownership in item 11 of pages two (2), three (3), four (4) and five (5) was derived from the
Schedule 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed with the Securities and Exchange Commission on July 7, 2005, in which the Issuer stated that the number of shares of Common Stock outstanding at the close of business on June 20, 2005 was 29,606,523.

Item 5. Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X] as to Partners and Master Fund.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certifications.

           By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 922390208                 SCHEDULE 13G                 Page 9 of 11


                                     Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  July 22, 2005          MEDCAP MANAGEMENT & RESEARCH LLC


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member


                               C. FRED TONEY


                               /s/ C. Fred Toney
                               ______________________________________
                               C. Fred Toney


          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  July 22, 2005          MEDCAP PARTNERS L.P.
                               By:  MedCap Management & Research LLC,
                                    its General Partner


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member


                               MEDCAP MASTER FUND L.P.
                               By:  MedCap Management & Research LLC,
                                    its General Partner


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member

CUSIP No. 922390208                 SCHEDULE 13G                Page 10 of 11


                                    EXHIBIT INDEX

        Exhibit A             Joint Filing Undertaking               Page 11

CUSIP No. 922390208                 SCHEDULE 13G                Page 11 of 11


                                      EXHIBIT A

                              JOINT FILING UNDERTAKING

          The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  July 22, 2005          MEDCAP MANAGEMENT & RESEARCH LLC


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member


                               MEDCAP PARTNERS L.P.
                               By:  MedCap Management & Research LLC,
                                    its General Partner


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member


                               MEDCAP MASTER FUND L.P.
                               By:  MedCap Management & Research LLC,
                                    its General Partner


                               By: /s/ C. Fred Toney
                                   __________________________________
                                   C. Fred Toney, its Managing Member


                               C. FRED TONEY


                               /s/ C. Fred Toney
                               _______________________________________
                               C. Fred Toney